Exhibit (n)(4)

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form N-2/A of WhiteHorse Finance, Inc. on Form N-2/A of our report dated March 31, 2022 relating to the consolidated financial statements of WHF STRS Ohio Senior Loan Fund LLC, which report appears in the 2021 Annual Report on Form 10-K/A of WhiteHorse Finance, Inc. dated March 31, 2022. We also consent to the reference to us under the heading “Independent Auditor” in the Registration Statement.

Crowe LLP

Costa Mesa, California

July 27, 2022